Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Antelope Enterprise Holdings Ltd. and its subsidiaries (collectively, the “Company”) on Form S-8 of our report dated May 10, 2024 included in its transition Report on Form 20-F for the transition period from January 1, 2025 to September 30, 2025, filed with the SEC on January 29, 2026; with respect to our audits of the consolidated statements of financial position of the Company as of December 31, 2023, and the related consolidated statements of comprehensive income (loss), changes in equity and cash flows for the year ended December 31, 2023.

/s/ ARK Pro CPA & Co

ARK PRO CPA & Co

Certified Public Accountants

Hong Kong, China

April 10, 2026

PCAOB Firm ID: 3299